Exhibit 99.1

CUSIP:   678046 10 3
NYSE Amex: BQI

Oilsands Quest announces director appointment and partidcipation at TD Newcrest forum in London, England

CALGARY, Jan. 7 /CNW/ - The Board of Directors of Oilsands Quest Inc. (NYSE AMEX:BQI) ("OQI") is delighted to announce that Paul D. Ching has joined the board of OQI effective January 7, 2010. Mr. Ching will replace William Scott Thompson as Chair of the Reserves & Resources Committee of the Board of Directors, effective immediately.

Mr. Ching has an exceptional background in E&P reservoir, production, operations, development and reservoir research. His experience on the board will deliver additional momentum to the development of the reservoirs at Axe Lake, Raven Ridge and Wallace Creek.

Mr. Ching has had a 34 year career with the Shell Group of Companies / Royal Dutch Shell, retiring in 2007 as the Vice President Technical for Research & Development of Shell International E&P in The Netherlands. Mr. Ching has worked with Shell in Texas, California Heavy Oil, Continental US, Enhanced Recovery, Thermal Reservoir Engineering, Middle East, FSU & Asia prior to heading the international research group in The Netherlands. His experience includes Canada's heavy oil and oil sands reservoirs. In the past two years Mr. Ching has been active on the board and in an executive capacity with a number of companies in the E&P oil & gas and the energy technology sectors.

"Mr. Ching will add considerable abilities to Oilsands Quest Inc. in the optimization of reservoir recovery configurations," said T. Murray Wilson, Executive Chairman. "We also appreciate the contribution of W. Scott Thompson as Chairman of the Reserves and Resources Committee of the Board of Directors."

TD Newcrest Unconventional Oil Sands Forum

T. Murray Wilson, Executive Chairman of Oilsands Quest will be presenting a Corporate Update on the Company's current activities and plans at the TD Newcrest Unconventional Oil & Gas Forum on Monday, January 11, 2010 in London, England.

The presentation will be posted today and can be viewed at www.oilsandsquest.com

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is exploring one of Canada's largest holding of contiguous oil sands permits and licences, located in Saskatchewan and Alberta, and developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Cautionary Statement about Forward-Looking Statements

This news release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the U.S. federal securities laws. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

For further information:
Riyaz Mulji, Manager, Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941